Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Mid Penn Bancorp, Inc. (“Mid Penn” or “MPB”) with The Scottdale Bank and Trust Company (“Scottdale”). The following unaudited pro forma combined consolidated financial information is based upon the total number of shares of Scottdale common stock outstanding immediately prior to the completion of the merger, which was 50,718 and utilizes the exchange ratio of 38.88, and the actual elections of Scottdale’s shareholders, resulting in cash of $2.79 million and 1,878,877 shares of MPB common stock issued as acquisition purchase price consideration.

The following unaudited pro forma combined consolidated financial statements as of and for the period ended September 30, 2017, combine the historical consolidated financial statements of Mid Penn and Scottdale. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on September 30, 2017 with respect to the consolidated balance sheet, and at the beginning of the applicable period, for the nine months ended September 30, 2017, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT MID PENN WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

Certain reclassifications have been made to Scottdale historical financial information in order to conform to Mid Penn’s presentation of financial information.

The actual value of Mid Penn’s common stock to be recorded as consideration in the merger was based on the $34.16 closing price of MPB common stock at the time of the merger completion date on January 8, 2018.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Scottdale at their respective fair values and represents the pro forma estimates by Mid Penn based on available fair value information as of the dates of the filing of the merger agreement.  Once obtained, more recent inputs and information will be used to support estimated purchase accounting adjustments that will differ from these pro forma estimates.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Mid Penn and Scottdale have included in or incorporated by reference to the joint proxy statement/prospectus (File No. 333-220020) filed by Mid Penn Bancorp, Inc. on October 11, 2017 as of and for the indicated periods and Mid Penn’s annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended September 30, 2017.

Mid Penn Bancorp, Inc. and The Scottdale Bank & Trust Company

Pro Forma Combined Consolidated Balance Sheet as of September 30, 2017

Unaudited (Dollars in thousands, except share and per share data)

						Mid Penn & Scottdale
	As of September 30, 2017		Unadjusted	Pro Forma		Pro Forma
	Mid Penn	Scottdale	Combined	Adjustments		Combined
ASSETS
Cash and due from banks	$25,122	$12,005	$37,127	$(2,790)	A	$34,337
Interest-bearing balances with other financial institutions	2,490	-	2,490	-		2,490
Federal funds sold	28,572	18,976	47,548	-		47,548
Total cash and cash equivalents	56,184	30,981	87,165	(2,790)		84,375
Interest-bearing time deposits with other financial institutions	-	2,750	2,750	-		2,750
Investment securities available for sale, at fair value	96,513	78,042	174,555	88,182	B	262,737
Investment securities held to maturity, at amortized cost	82,625	87,889	170,514	(87,889)	B	82,625
Loans held for sale	1,778	-	1,778			1,778
Loans and leases, net of unearned interest	877,386	65,722	943,108	(1,398)	C	941,710
Less: Allowance for loan and lease losses	(7,502)	(541)	(8,043)	541	D	(7,502)
Net loans and leases	869,884	65,181	935,065	(857)		934,208
Cash surrender value of life insurance	12,977	-	12,977	-		12,977
Bank premises and equipment, net	14,260	1,279	15,539	141	E	15,680
Restricted investment in bank stocks	3,735	97	3,832	-		3,832
Foreclosed assets held for sale	33	385	418	(250)	F	168
Deferred income tax asset	2,321	-	2,321	1,726	G	4,047
Goodwill	3,918	-	3,918	13,924	H	17,842
Core deposit and other intangibles, net	460	-	460	4,940	I	5,400
Accrued interest receivable and other assets	8,685	1,522	10,207	-		10,207
Total Assets	$1,153,373	$268,126	$1,421,499	$17,127		$1,438,626

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$155,574	$49,622	$205,196	$-		$205,196
Interest-bearing demand	359,236	23,909	383,145	-		383,145
Money market	242,077	10,003	252,080	-		252,080
Savings	62,258	130,150	192,408	-		192,408
Time	207,530	5,301	212,831	63	J	212,894
Total Deposits	1,026,675	218,985	1,245,660	63		1,245,723
Short-term borrowings	20,000	-	20,000	-		20,000
Long-term debt	13,409	-	13,409	-		13,409
Subordinated debt	7,421	-	7,421	-		7,421
Deferred income tax liability	-	306	306	(306)	G	-
Accrued interest payable and other liabilities	8,477	2,023	10,500	1,450	K, M	11,950
Total Liabilities	1,075,982	221,314	1,297,296	1,207		1,298,503
Shareholders' Equity:
Common stock	4,241	135	4,376	1,744	L	6,120
Treasury stock	-	(1,770)	(1,770)	1,770	L	-
Additional paid-in capital	40,846	1,200	42,046	61,103	L	103,149
Retained earnings	33,334	44,894	78,228	(46,344)	L, M	31,884
Accumulated other comprehensive income	(1,030)	2,353	1,323	(2,353)	L	(1,030)
Total Shareholders’ Equity	77,391	46,812	124,203	15,920		140,123
Total Liabilities and Shareholders' Equity	$1,153,373	$268,126	$1,421,499	$17,127		$1,438,626

Per Share Data:
Common shares outstanding	4,240,754	50,718		1,828,159		6,119,631	A , L
Book value per common share	$18.25	$922.99				$22.90
Tangible book value per common share:
Total equity	$77,391	$46,812				$140,123
Less: goodwill and intangibles	4,378	-				23,242
Total tangible equity	$73,013	$46,812				$116,881
Tangible book value per common share	$17.22	$922.99				$19.10

Mid Penn Bancorp, Inc. and The Scottdale Bank & Trust Company

Pro Forma Combined Consolidated Statement of Income

For the Nine Months Ended September 30, 2017

Unaudited (In thousands, except share and per share data)

	For the Nine Months Ended September 30, 2017
				Pro Forma		Pro Forma
	Mid Penn	Scottdale	Combined	Adjustments		Combined
INTEREST INCOME
Interest & fees on loans and leases	$29,864	$2,486	$32,350	$58	C	32,408
Interest on interest-bearing balances	12	42	54	-		54
Interest and dividends on investment securities:						-
U.S. Treasury, government agency, and other taxable securities	1,795	1,190	2,985	-		2,985
State and political subdivision obligations, tax-exempt	820	1,162	1,982	-		1,982
Interest on federal funds sold	97	81	178	-		178
Total Interest Income	32,588	4,961	37,549	58		37,607
INTEREST EXPENSE
Interest on deposits	3,906	382	4,288	(24)	J	4,264
Interest on short-term borrowings	43	-	43	-		43
Interest on long-term debt	538	-	538	-		538
Total Interest Expense	4,487	382	4,869	(24)		4,845
Net Interest Income	28,101	4,579	32,680	82		32,762
PROVISION FOR LOAN AND LEASE LOSSES	225	-	225	-		225
Net Interest Income After Provision for Loan and Lease Losses	27,876	4,579	32,455	82		32,537
NONINTEREST INCOME
Income from fiduciary activities	613	2	615	-		615
Service charges on deposits	554	191	745	-		745
Net gain on sales of investment securities	42	94	136	-		136
Earnings from cash surrender value of life insurance	196	-	196	-		196
Mortgage banking income	646	-	646	-		646
ATM debit card interchange income	689	26	715	-		715
Merchant services income	250	-	250	-		250
Net gain on sales of SBA loans	703	-	703	-		703
Other income	669	54	723	-		723
Total Noninterest Income	4,362	367	4,729	-		4,729
NONINTEREST EXPENSE
Salaries and employee benefits	12,666	2,824	15,490	-		15,490
Occupancy and equipment expense, net	3,021	313	3,334	-		3,334
Pennsylvania Bank Shares tax expense	500	45	545	-		545
FDIC Assessment	585	59	644	-		644
Legal and professional fees	584	80	664	-		664
Marketing and advertising expense	377	31	408	-		408
Software licensing and data processing	1,096	86	1,182	-		1,182
Telephone expense	379	17	396	-		396
Loss on sale/write-down of foreclosed assets	88	-	88	-		88
Intangible amortization	78	-	78	674	I	752
Merger and acquisition expense	467	332	799	2,197	K	2,996
Other expenses	3,479	358	3,837	-		3,837
Total Noninterest Expense	23,320	4,145	27,465	2,871		30,336
INCOME BEFORE PROVISION FOR INCOME TAXES	8,918	801	9,719	(2,789)		6,930
Provision for income taxes	2,330	37	2,367	(747)	M	1,620
NET INCOME	$6,588	$764	$7,352	$(2,042)		5,310

Weighted average common shares outstanding:
Basic	4,236,604	50,718		1,828,159		6,115,481
Diluted	4,236,604	50,718		1,828,159		6,115,481

Earnings per common share:
Basic	$1.56	$15.06				$0.87
Diluted	$1.56	$15.06				$0.87

Explanatory Notes to the Mid Penn Bank and The Scottdale Bank & Trust Company

Unaudited Pro Forma Combined Bank-Only Financial Statements as of September 30, 2017

A.

Under Article 3.1 of the Definitive Merger Agreement among Mid Penn and Scottdale, the holders of Scottdale common stock received merger consideration of either (i) stock consideration of 38.88 shares of MPB common stock per share of Scottdale common stock (based upon an exchange rate defined in the merger agreement), or (ii) cash consideration of $1,166 per share for each share of Scottdale common stock.  The overall merger consideration was subject to an aggregate proration of no less than 90% of MPB common stock and no more than 10% cash, and also provided for payments of cash in lieu of fractional MPB shares after the application of the exchange rate.  The actual final value and allocation of the merger consideration paid by MPB in common stock and cash  following the closing of the merger of Scottdale with and into Mid Penn effective January 8, 2018, based upon the merger consideration election of the Scottdale shareholders and the applicability of other relevant provisions of Article 3.1 of the Definitive Merger Agreement, was as follows:

Mid Penn Bancorp, Inc. Acquisition of The Scottdale Bank and Trust Co.

Projected Acquisition Purchase Price Consideration Including Allocation Between Cash and Mid Penn Common Stock

(Dollars in Thousands except per share data)

Total Acquisition Purchase Price Consideration:

Cash Consideration: Scottdale shareholders representing 2,393 shares elected cash consideration of $1,166 per share in accordance with the Definitive Merger Agreement, Article 3.1.(d)	$2,790

Stock Consideration: Scottdale shareholders representing 48,325 shares elected merger consideration of Mid Penn Bancorp, Inc. (MPB) common stock. Under the Definitive Merger Agreement, Article 3.1.(e), an exchange rate of 38.88 resulted in Mid Penn issuing 1,878,877 new MPB common shares. The fair value of Mid Penn common stock issued as merger consideration was $34.16 per share.	$64,182
Total Acquisition Purchase Price Consideration:	$66,972

B.

The unaudited pro forma combined balance sheet reflects that, at the time of the merger, Scottdale’s entire held-to-maturity investment portfolio will be designated as available-for-sale and recorded at fair value versus amortized cost.  As of September 30, 2017, the amortized cost of this held-to-maturity portfolio was $87,889,000 and the estimated fair value was $88,182,000, which is consistent with the amortized cost and fair value for the portfolio as reported by Scottdale in its quarterly financial filing to bank regulatory agencies.  The estimated fair value of the held-to-maturity securities was determined consistent with the Level II pricing inputs used to value Scottdale’s available-for sale securities, including matrix pricing, which is a method used to value debt securities without relying exclusively on quoted prices for specific securities, but rather, by relying on the securities’ relationship to similar benchmark-quoted securities.

C.

The estimated adjustments to Scottdale loans to reflect acquisition fair value include nonaccretable specific credit discounts totaling $633,000 on certain nonaccrual, past-due, and other loans with higher credit risk.  Additionally, a combined amount of estimated general credit marks and interest rate marks on the remainder of the loan portfolio were estimated at $765,000 based upon a preliminary evaluation of the general credit risk and interest rate risk profile of the loan portfolio, which includes a higher relative volume of (i) real estate collateralized credits, and (ii) outstanding credits with fifteen years or more to maturity as of September 30, 2017.  The earnings impact of the accretable general and interest rate adjustments is projected to be recognized over approximately 10 years, using an amortization method based upon the expected average life of the acquired loan portfolio, resulting in an increase to pre-tax interest income of $77,000 in the first year post-merger.

D.

This unaudited pro forma adjustment reflects the reversal of the Scottdale allowance for loan losses of $541,000 in accordance with the GAAP method of acquisition accounting requiring the recording of acquired loans at fair value.

E.

Scottdale’s premises and equipment, including five bank properties with land and buildings as improved, have a net book value (depreciated cost) of $1,279,000 as of September 30, 2017.  The fair value of the Scottdale real estate was determined by certified appraisals performed closer to the actual merger date.  Based upon the appraisals of the Scottdale locations and condition of the land and facilities, and considering the continued income-generating capability of all the properties, the estimate of the aggregate fair value of the Scottdale premises and equipment for these unaudited pro forma combined consolidated financial statements was established at $1,420,000 resulting in a fair value adjustment of $141,000.

F.

The foreclosed assets held for sale of Scottdale as of September 30, 2017, include two real estate properties with a combined recorded value of $385,000.  One property was a commercial location which accounted for approximately $360,000 of the total Scottdale carrying value, and this property has been held for over five years.  The second property was residential real estate.  Both properties were in significantly distressed condition, which negatively impacted their net realizable value.  The estimated fair value of the foreclosed real estate was determined by certified appraisals or sales offers, adjusted for estimated selling costs, obtained closer to the actual merger date.  Based upon these fair value inputs, an estimated fair value of $125,000 was assigned to the commercial property, and $10,000 to the residential property.  The combined estimated fair value of $135,000 results in a $250,000 purchase accounting adjustment to the pre-merger carrying value of Scottdale foreclosed real estate.

G.

The unaudited pro forma adjustments to the combined-entity result in a net deferred tax asset.  Scottdale’s net deferred tax liability position of $306,000, prior to the merger, includes a $1,878,000 valuation allowance representing a 100% reduction against two deferred tax asset components related to (i) a net operating loss (NOL) carryover of $1,075,000 that will begin to expire in 2030, and (ii) charitable contributions of $803,000 made by Scottdale in prior years that will expire if not used in 2017 and the coming tax years.  Based upon Mid Penn’s level of reported earnings for 2017, and the projected earnings of Mid Penn and Scottdale combined post-merger, Mid Penn believes it is probable that the combined entity will have sufficient future federal taxable income to fully realize the combined deferred tax asset benefits. The pro-forma combined deferred tax asset, including $154,000 for the related deferred tax impact of purchase accounting adjustments, was valued based upon an assumed corporate tax rate of 21%, which is the tax rate applicable to tax periods beginning after 2017, as a result of the Tax Cuts and Jobs Act enacted December 22, 2017.

H.

For purposes of this unaudited pro forma combined consolidated balance sheet as of September 30, 2017, Goodwill of $13,294,000 is estimated to result from the Mid Penn acquisition of Scottdale.  However, the eventual amount actually recorded as Goodwill will be determined as part of the final acquisition accounting as of the merger date, and the Goodwill amount may be adjusted from this projection based on changes in financial condition and transactions subsequent to September 30, 2017, as additional information becomes available and updated analyses are performed. The Goodwill will not be amortized, but will be measured annually for impairment or more frequently if warranted. The unaudited pro forma combined consolidated statement of income projects no Goodwill impairment in the first year post merger.  The following reflects the unaudited pro forma calculation of Goodwill based upon estimated fair value adjustments to Scottdale assets to be acquired and liabilities to be assumed:

Goodwill Resulting from the Mid Penn Bancorp, Inc. Acquisition of The Scottdale Bank and Trust Co.

Pro Forma as of September 30, 2017

(Dollars in Thousands)

Acquisition Purchase Price Consideration ($2,790 in Cash and $64,182 in MPB Stock) *:		$66,972

Net Assets Acquired:
Scottdale Stockholders' Equity	$46,812

Core Deposit Intangible	4,940

Adjustments to Scottdale Assets acquired to reflect fair value:

Transfer of held-to-maturity securities to available-for-sale	293
Loans - general credit and interest rate marks	(765)
Loans - specific credit marks	(633)
Allowance for loan losses	541
Premises - land and buildings	141
Other real estate owned	(250)
Reversal of deferred tax valuation allowance	1,878
Deferred tax impact of fair value adjustments	154

Adjustments to Scottdale Liabilities assumed to reflect fair value:

Time Deposits	(63)
		53,048
Goodwill resulting from merger		$13,924

* Actually paid by Mid Penn Bancorp, Inc. following closing of the transaction on January 8, 2018.

I.

The unaudited consolidated combined consolidated balance sheet projects a core deposit intangible asset (premium) of $4,940,000 reflecting the long-term stability and low decay rate of Scottdale’s high volume of core deposits, particularly the large volume of low-cost savings accounts, and the combined entity’s ability to generate increased long-term earnings from these deposits.  The core deposit intangible will be amortized over a ten-year period using a sum of the year’s digits basis, resulting in $898,000 of additional intangible amortization in the first year post merger.

J.

The unaudited pro forma combined consolidated financial statements reflect an adjustment of $63,000 to reflect the estimated fair value adjustment for time deposit liabilities based on current interest rates for similar-maturing certificates of deposit as of September 30, 2017 (based upon national cap rates per the FDIC). The adjustment will be recognized using an amortization method based upon the estimated two-year average maturity of the Scottdale time deposits.

K.	The unaudited consolidated combined statements reflect the pro forma adjustment for several liabilities/expenses which become accrued and payable upon merger closing.

Through September 30, 2017, Mid Penn recorded $467,000 of merger-related expenses, including investment banking fees, legal and audit fees, and regulatory documentation preparation/printing and filing fees.  On a pro-forma basis, as a result of the merger, Mid Penn estimates recording additional merger-related liabilities/expenses of $1,473,000 including (i) $517,000 of severance and benefit costs to be accrued for and paid to certain Scottdale employees expected to be displaced in 2018 as of, or shortly after, the effective date of the merger; (ii) $465,000 for Mid Penn’s merger-related core processing conversion, storage and imaging, and internet banking costs, which are  expected to be incurred primarily in the first quarter of 2018; (iii) $388,00 of additional investment banking, legal, and audit fees; and (iv) $103,000 of shareholder meetings and share transfer management, and other merger-related expenses.

Through September 30, 2017, Scottdale had incurred $332,000 of merger-related expenses primarily for legal and advisory services.  The pro forma estimated total merger-related costs for Scottdale through the merger close are $1,056,000 and include additional legal expenses, as well as $536,000 for investment banking fees and expenses.

L.

The unaudited pro form adjustments to the common stock and additional paid-in-capital accounts, and to the number of common shares outstanding, reflect the impact of projected acquisition consideration of $64,182,000 to be paid in MPB common stock (through the issuance of 1,878,877 shares of MPB common stock, $1.00 par value per share), as the unaudited pro forma combined consolidated financial information reflects the actual elections of the Scottdale shareholders and as further detailed in note (A) above.  The adjustments to retained earnings, treasury stock and accumulated other comprehensive income reflect the elimination of the respective balances in the Scottdale equity accounts.

M.

The unaudited pro forma income tax expense adjustment and resulting net income adjustment assumes the tax impact of the $2,197,000 of additional merger-triggered liabilities/expenses, as detailed in Note K, to be realized at the corporate tax rate of 34% effective as of September 30, 2017, resulting in an income tax expense and liability reduction adjustment of $747,000.  Additionally, the pro forma income statement includes Year 1 adjustments (accrued for nine months) for core deposit intangible amortization and other purchase accounting adjustments.